Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lynn B. Fuller and John K. Schmidt, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4 for registration of shares of Heartland Financial USA, Inc. common stock to be issued in connection with a transaction involving First Shares, Inc., and any and all amendments to such Registration Statements, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Lynn B. Fuller	President, Chief Executive Officer, Chairman and Director (principal executive officer)	September 6, 2012
Lynn B. Fuller
/s/ John K. Schmidt	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director (principal financial and accounting officer)	September 6, 2012
John K. Schmidt
/s/ James F. Conlan	Director	September 6, 2012
James F. Conlan
/s/ John W. Cox, Jr.	Director	September 6, 2012
John W. Cox, Jr.
/s/ Mark C. Falb	Director	September 6, 2012
Mark C. Falb
/s/ Thomas L. Flynn	Director	September 6, 2012
Thomas L. Flynn
/s/ James R. Hill	Director	September 6, 2012
James R. Hill